                                                                  Exhibit 11.0


                           ARTHUR J. GALLAGHER & CO.

                    COMPUTATION OF NET EARNINGS PER COMMON
                    AND COMMON EQUIVALENT SHARE (UNAUDITED)


                                                 THREE-MONTH PERIOD ENDED
                                                        MARCH 31,
                                                   1996            1995
                                                 --------        --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net earnings applicable to computation           $ 8,209          $ 6,728
                                                 =======          =======

Average common shares outstanding                 15,586           15,364
Dilutive effect of stock options                   1,536              864
                                                 -------          -------
Weighted average number of common and
common equivalent shares outstanding              17,122           16,228
                                                 =======          =======
Net earnings per common and common
equivalent share                                 $   .48          $   .41